Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

BGC PARTNERS, INC.,

JPI MERGER SUB 1, INC.,

JPI MERGER SUB 2, LLC,

JERSEY PARTNERS, INC.,

NEW JP INC.

AND

THE INDIVIDUALS SIGNATORY HERETO

DATED AS OF DECEMBER 22, 2015

-i-

-ii-

-iii-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of December 22, 2015 (this “Agreement”), is made and entered into by and among BGC Partners, Inc., a Delaware corporation (“BGCP”), JPI Merger Sub 1, Inc., a Delaware corporation and a wholly owned Subsidiary of BGCP (“Merger Sub 1”), JPI Merger Sub 2, LLC, a Delaware limited liability company and a wholly owned Subsidiary of BGCP (“Merger Sub 2”), Jersey Partners Inc., a New York corporation (“JPI”), New JP Inc., a Delaware corporation (“New JPI”), and the other individuals signatory hereto, which are stockholders of JPI (the “Signing Stockholders”). BGCP, Merger Sub 1, Merger Sub 2, JPI, New JPI and each Signing Stockholder are referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms have the meanings given to them in Section 1.1.

RECITALS

WHEREAS, the respective Boards of Directors of JPI and New JPI have approved and declared advisable, fair to, and in the best interests of, its stockholders, this Agreement and the Transactions, including the merger of Merger Sub 1 with and into New JPI (the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately following the Merger, the Surviving Corporation will then merge with and into Merger Sub 2 (the “Subsequent Merger” and together with the Merger, the “Combination”) in accordance with the applicable provisions of the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Combination shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, immediately after execution of this Agreement, the Signing Stockholders will deliver to BGCP an irrevocable action by written consent, in their capacity as stockholders of JPI and prospective stockholders of New JPI, to adopt this Agreement and approve the Transactions in accordance with applicable Law and the Constituent Documents of JPI and New JPI (the “Stockholder Consent”);

WHEREAS, prior to the Closing, JPI, New JPI and their respective stockholders will undertake an internal reorganization pursuant to which (i) N-Two LLC, a subsidiary of JPI, will distribute all of its shares of GFI Common Stock to JPI and its other equityholder, (ii) JPI will merge with and into New JP LLC, a newly formed limited liability company (“JPI LLC”), in accordance with the applicable provisions of the New York Business Corporation Law and the DLLCA, and each share of common stock of JPI will become a share of common stock of New JPI, and (iii) JPI LLC will then distribute the Transferred Shares to JP Holdings LLC, a newly formed limited liability company that is a wholly owned direct subsidiary of New JPI (“JPI Holdings”), which will distribute the Transferred Shares to New JPI so that New JPI will become the record and Beneficial Owner of all of the Transferred Shares held of record and Beneficially Owned by JPI as of the date hereof, and New JPI will then distribute all of its membership interests in JPI Holdings to the stockholders of New JPI such that following such steps the only assets of New JPI will be the Transferred Shares, all in accordance with the F-Reorganization Steps Plan and the terms of this Agreement (the “F-Reorganization”); and

WHEREAS, promptly following the Closing, Merger Sub 2, will merge with and into GFI, a Delaware corporation (“GFI”) (the “GFI Merger”), in accordance with the applicable provisions of the DGCL.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS; THE MERGERS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Affiliate” means, with respect to any Person, at the time of determination, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security or (ii) the power to dispose of, or to direct the disposition of, such Security, and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act, and the terms “Beneficially Owned” and “Beneficial Ownership” shall be construed accordingly.

“BGCP” has the meaning set forth in the Preamble.

“BGCP Common Stock” means the Class A common stock, par value $0.01 per share, of BGCP.

“BGCP Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the ability of BGCP, Merger Sub 1 or Merger Sub 2 to perform their respective obligations under this Agreement or to consummate the Transactions.

“Board of Directors” means the board of directors, managers or similar governing body of any specified Person.

“Business Day” means any day except Saturday or Sunday or any day on which commercial banks are required or authorized to remain closed in the City of New York, New York.

“Certificate” has the meaning set forth in Section 1.7(c).

“Certificate of Merger” has the meaning set forth in Section 1.4.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” has the meaning set forth in the Recitals.

“Combination” has the meaning set forth in the Recitals.

“Constituent Documents” means with respect to any entity, its certificate or articles of association or incorporation, bylaws and any similar charter or other organizational documents of such entity.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting New JPI Shares” has the meaning set forth in Section 1.8.

“DLLCA” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 1.4.

“Equity Rights” means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, warrants, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, Securities or earnings of such Person.

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” has the meaning set forth in Section 8.4.

“F-Reorganization” has the meaning set forth in the Recitals.

“F-Reorganization Steps Plan” means the steps plan set forth in Section 1.1 of the New JPI Disclosure Letter.

“GAAP” has the meaning set forth in Section 3.11.

“GFI” has the meaning set forth in the Recitals.

“GFI Common Stock” means the common stock, par value $0.01 per share, of GFI.

“GFI Merger” has the meaning set forth in the Recitals.

“Gooch/Heffron Merger Consideration” has the meaning set forth in Section 1.7(b).

“Governmental Entity” means any supranational, national, state, commonwealth, province, territory, county, municipal, district or local government (including any subdivision, court, administrative agency or commission or other authority thereof), governmental official (such as a state attorney general), or any other supranational, governmental, intergovernmental, quasi-governmental authority, body, department or organization, including the SEC, European Union, Commodity Futures Trading Commission, UK Financial Conduct Authority, the Securities and Futures Commission of Hong Kong, the Hong Kong Monetary Authority, the Monetary Authority of Singapore, or any state or banking securities bureau or department, or any regulatory body appointed by any of the foregoing, in each case in any jurisdiction.

“Holder” means each New JPI stockholder that receives shares of BGCP Common Stock as part of Merger Consideration.

“Information Statement” has the meaning set forth in Section 3.12.

“JPI” has the meaning set forth in the Preamble.

“JPI Common Stock” means the common stock, par value $0.01 per share, of JPI.

“JPI Holdings” has the meaning set forth in the Recitals.

“JPI LLC” has the meaning set forth in the Recitals.

“JPI Note” means that certain $10.75 million Note issued by JPI to BGC Partners, L.P. on October 6, 2015.

“Knowledge of BGCP” means the actual knowledge, after reasonable due inquiry, of the individuals listed on Section 1.1 of the BGCP Disclosure Letter as of the date hereof.

“Knowledge of JPI” means the actual knowledge, after reasonable due inquiry, of the individuals listed on Section 1.1 of the New JPI Disclosure Letter as of the date hereof.

“Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, statutory instrument, Order, ordinance or code promulgated by any Governmental Entity, including any common law, state and federal law, securities law, derivatives law, commodities law and law of any foreign jurisdictions.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means, with respect to JPI or New JPI, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the ability of JPI, New JPI or the Signing Stockholders to perform its obligations under this Agreement or to consummate the Transactions.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.7(b).

“Merger Sub 1” has the meaning set forth in the Preamble.

“Merger Sub 2” has the meaning set forth in the Preamble.

“Nasdaq” means the NASDAQ Stock Market LLC.

“New JPI” has the meaning set forth in the Preamble.

“New JPI Common Stock” means the common stock, par value $0.01 per share, of New JPI.

“New JPI Disclosure Letter” has the meaning set forth in the first paragraph of Article III.

“New JPI Identified Representations” means Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 3.7, Section 3.8, Section 3.14 and Article IV.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, subpoena, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, of any executive body, Governmental Entity or Self-Regulatory Organization.

“Other JPI Holder Merger Consideration” has the meaning set forth in Section 1.7(b).

“Outside Date” means the six-month anniversary of the date of this Agreement.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Per Share Consideration Amount” means a fraction, (a) the numerator of which is equal to (x)(i) the number of Transferred Shares multiplied by (ii) $6.10 minus (y) the outstanding balance of the JPI Note plus accrued interest thereon through and including the Closing Date in accordance with the terms thereof, and (b) the denominator of which is the total number of shares of New JPI Common Stock outstanding as of immediately prior to the effective time of the Merger.

“Per Share Damages Amount” means an amount equal to (a) the sum of the amount of Damages (as defined in the Tender Offer Agreement) resulting from, or arising out of, or relating to (i) any action by Mr. Michael Gooch or Mr. Colin Heffron, as the case may be, that would constitute a breach of any of the conditions, obligations or covenants set forth in Annex A of the Tender Offer Agreement, assuming such conditions, obligations and covenants applied to each of them at all times as of and after the Offer Closing (as defined in the Tender Offer Agreement), (ii) any breach by Mr. Gooch or Mr. Heffron, as the case may be, of any of the conditions, obligations or covenants set forth in any employment agreement with any of Mr. Gooch or Mr. Heffron as set forth in Annex D of the Tender Offer Agreement, and (iii) any breach by Mr. Gooch or Mr. Heffron, as the case may be, of the conditions, obligations or covenants set forth in the non-compete agreements set forth in Annex C of the Tender Offer Agreement, divided by (b) the number of shares of New JPI Common Stock outstanding as of immediately prior to the effective time of the Merger.

“Person” means an individual, corporation, limited liability company, company, body corporate, partnership (whether or not having separate legal personality), association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Proceeding” means any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (whether at law or in equity, before or by any Governmental Entity or Self-Regulatory Organization or before any arbitrator).

“Registrable Shares” means all shares of BGCP Common Stock issued as part of the Merger Consideration and any other securities issued or issuable with respect to any such shares of BGCP Common Stock by way of share split, share dividend recapitalization or similar event; provided, that the term “Registrable Shares” shall exclude any security that (a) has been disposed of pursuant to an effective Registration Statement, (b) is eligible for sale under Rule 144, or (c) shall have been otherwise transferred to a person other than a Holder or an Affiliate of a Holder; provided, further, that any security that has ceased to be a Registrable Share shall not thereafter become a Registrable Share and any security that is issued or distributed in respect of securities that have ceased to be Registrable Shares is not a Registrable Share.

“Registration Statement” has the meaning set forth in Section 8.1(b).

“Required Consent” has the meaning set forth in Section 3.3(d).

“Restraints” has the meaning set forth in Section 9.1(c).

“SEC” has the meaning set forth in the first paragraph of Article V.

“Secretary of State” has the meaning set forth in Section 1.4.

“Securities” means, with respect to any Person, any series of common stock or preferred stock, any ordinary shares or preferred shares and any other equity securities, capital stock, partnership, membership or similar interest of such Person, and any securities that are convertible, exchangeable or exercisable into any such stock or interests, however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any U.S. or foreign commission, board, agency or body that is not a Governmental Entity but is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, swap execution facilities, commodity exchanges, commodity intermediaries, electronic communications networks, insurance companies or agents, investment companies or investment advisers.

“Signing Stockholders” has the meaning set forth in the Preamble.

“Stockholder Consent” has the meaning set forth in the Recitals.

“Stockholder Consent Agreement” has the meaning set forth in Section 1.9.

“Subsequent Certificate of Merger” has the meaning set forth in Section 1.4.

“Subsequent Effective Time” has the meaning set forth in Section 1.4.

“Subsequent Merger” has the meaning set forth in the Recitals.

“Subsidiary” (and with the correlative meaning “Subsidiaries”), when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than 50% of the Securities or other ownership interests or (ii) Securities or other interests having by their terms power to elect or appoint more than 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Surviving Company” has the meaning set forth in Section 1.2.

“Surviving Corporation” has the meaning set forth in Section 1.2.

“Surviving Corporation Common Stock” has the meaning set forth in Section 1.7(a).

“Tax” (and with the correlative meaning “Taxes”) means (i) any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits taxes or other tax of any kind and similar charges, fees, levies, imposts, duties, tariffs, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto by any Taxing Authority or Governmental Entity, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, transferor liability, successor liability or otherwise through operation of law and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify any other person (other than any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement).

“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Tender Offer Agreement” means the Tender Offer Agreement, dated February 19, 2015, by and among BGCP, BGC Partners, L.P. and GFI, as amended.

“Transactions” means the transactions contemplated by (i) this Agreement (including the F-Reorganization and the Combination) and (ii) the GFI Merger.

“Transferred Shares” has the meaning set forth in the Section 3.6.

“U.S.” means the United States of America.

Section 1.2 The Merger and the Subsequent Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub 1 will merge with and into New JPI, and the separate existence of Merger Sub 1 shall cease. New JPI shall continue as the surviving corporation and as a wholly owned Subsidiary of BGCP and shall continue to be governed by the laws of the State of Delaware (as such, the “Surviving Corporation”). Immediately after the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, the Surviving Corporation will merge with and into Merger Sub 2, and the separate existence of the Surviving Corporation shall cease. Merger Sub 2 shall continue as the surviving limited liability company and as a wholly owned Subsidiary of BGCP and shall continue to be governed by the laws of the State of Delaware (as such, the “Surviving Company”). At the Effective Time and the Subsequent Effective Time, the effects of the Combination shall be as provided in this Agreement, the Certificate of Merger, the Subsequent Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, (i) at the Effective Time, all of the property, rights, privileges, powers and franchises of New JPI and Merger Sub 1 shall vest in the Surviving Corporation, and all debts, liabilities and duties of New JPI and Merger Sub 1 shall become the debts, liabilities and duties of the Surviving Corporation, and (ii) at the Subsequent Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub 2 shall vest in the Surviving Company, and all debts, liabilities and duties of the Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Company.

Section 1.3 Closing . Unless this Agreement shall have been terminated in accordance with Section 10.1, the closing of the Combination (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, at 8:00 a.m. New York time on the third (3rd) Business Day following satisfaction or due waiver of all of the closing conditions set forth in Article IX hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place and time as BGCP and New JPI may agree in writing (the date on which the Closing occurs, the “Closing Date”); provided, that unless otherwise agreed between the Parties, the Closing shall not prior to January 4, 2016.

Section 1.4 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, BGCP and New JPI shall file a certificate of merger relating to the Merger as contemplated by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”), in such form as required by, and executed in accordance with, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State on the Closing Date, or at such other time as BGCP and New JPI shall agree and specify in the Certificate of Merger. As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective. Immediately following the Effective Time, BGCP and New JPI shall file a certificate of merger relating to the Subsequent Merger as contemplated by the DGCL and the DLLCA (the “Subsequent Certificate of Merger”) with the Secretary of State, in such form as required by, and executed in accordance with, the DGCL and the DLLCA. The Subsequent Merger shall become effective at such time as the Subsequent Certificate of Merger is duly filed with the Secretary of State on the Closing Date, or at such other time as BGCP and New JPI shall agree and specify in the Subsequent Certificate of Merger. As used herein, the “Subsequent Effective Time” shall mean the time at which the Subsequent Merger shall become effective. Subject to the provisions of this Agreement, unless otherwise mutually agreed upon by BGCP and New JPI, in no event shall the GFI Merger be consummated prior to the Effective Time of the Merger, and BGCP agrees that, to the extent that an agreement providing for the GFI Merger is executed, the Merger hereunder shall be a condition to the consummation of the GFI Merger and such condition shall not be waived without the written consent of JPI. Mr. Gooch, Mr. Heffron and JPI hereby agree that notwithstanding the letter agreement, dated as of August 24, 2015, by and among Mr. Gooch, Mr. Heffron, JPI, GFI, BGCP and BGC Partners, L.P., BGCP need not enter into a merger agreement with GFI to complete the GFI Merger.

Section 1.5 Surviving Company Constituent Documents.

(a) The certificate of incorporation and bylaws of New JPI, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The certificate of formation and limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Subsequent Effective Time, shall be the certificate of formation and limited liability company agreement, respectively, of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6 Surviving Company Managers and Officers. The managers and officers of Merger Sub 2 in office immediately prior to the Subsequent Effective Time shall be the initial managers and officers of the Surviving Company and shall hold office from the Subsequent Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company or otherwise as provided by applicable Law.

Section 1.7 Effect on Capital Stock.

(a) At the Effective Time, each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”) and shall constitute the only Surviving Corporation Common Stock.

(b) At the Effective Time, subject to the provisions of this Article I and Article II, (i) each share of New JPI Common Stock beneficially owned directly or indirectly by Mr. Gooch or Mr. Heffron shall be converted into a number of shares of BGCP Common Stock equal to a fraction, (A) the numerator of which is the Per Share Consideration Amount minus the Per Share Damages Amount (if any), as applicable, and (B) the denominator of which is $9.46 (the “Gooch/Heffron Merger Consideration”); and (ii) each other share of New JPI Common Stock issued and outstanding (other than any dissenting shares) shall be converted into (A) an amount of cash equal to the Per Share Consideration Amount multiplied by 0.3 and (B) a number of shares of BGCP Common Stock equal to a fraction, (I) the numerator of which is the Per Share Consideration Amount multiplied by 0.7, and (II) the denominator of which is $9.46 (the “Other JPI Holder Merger Consideration” and, together with the Gooch/Heffron Merger Consideration, the “Merger Consideration”).

(c) From and after the Effective Time, none of the New JPI Common Stock converted into the Merger Consideration pursuant to this Article I shall remain outstanding and all such shares of New JPI Common Stock shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such New JPI Common Stock or shares of New JPI Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the applicable Merger Consideration, (ii) any cash to be paid in lieu of any fractional share of BGCP Common Stock in accordance with Section 2.5 and (iii) any dividends and other distributions in accordance with Section 2.1(f).

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of BGCP Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, or readjustment of shares, or any stock dividend thereon with a record date during such period, the exchange ratios described in Section 1.7(b) and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of New JPI Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(e) At the Effective Time, all shares of New JPI Common Stock that are owned by New JPI shall be cancelled and retired and shall cease to exist and no Securities of BGCP, cash or other consideration shall be delivered in exchange therefor.

(f) At the Subsequent Effective Time, all limited liability company interests of Merger Sub 2 issued and outstanding immediately prior to the Subsequent Effective Time shall be cancelled and retired and shall cease to exist. At the Subsequent Effective Time, each share of Surviving Corporation Common Stock issued and outstanding immediately prior to the Subsequent Effective Time shall be converted into one limited liability company interest of the Surviving Company and shall constitute the only limited liability company interests of the Surviving Company.

Section 1.8 Appraisal Rights. Notwithstanding Section 1.7 (Effect on Capital Stock), shares of New JPI Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a holder who has not consented to the Merger, who is receiving cash as a portion of the Merger Consideration and who has demanded appraisal for such shares of New JPI Common Stock in accordance with Section 262 of the DGCL (the “Dissenting New JPI Shares”) shall not be converted into the right to receive the Merger Consideration and the holder thereof shall be entitled to appraisal rights, unless such holder fails to perfect, withdraws or loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Dissenting New JPI Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. JPI and New JPI shall give BGCP prompt notice of any written demands received by JPI or New JPI for appraisal of shares of New JPI Common Stock, and BGCP shall have the right to direct all negotiations and proceedings with respect to such demands, subject, prior to the Effective Time, to consultation with JPI and New JPI. Except with the prior written consent of BGCP, JPI or New JPI shall not make any payment with respect to, or offer to settle or settle, any such demands. Following the receipt of the Stockholder Consent, no right to fair value or appraisal, dissenters’ or similar rights shall be available to the Signing Stockholders with respect to the Transactions.

Section 1.9 Stockholder Consent Agreement. As soon as practicable following the date hereof, JPI and New JPI shall mail to each holder of JPI Common Stock and New JPI Common Stock other than the Signing Stockholders (i) the Information Statement and (ii) the Stockholder Notice, Waiver, Agreement and Representation Form in substantially the form attached as Exhibit B hereto (a “Stockholder Consent Agreement”). Each of JPI, New JPI and the Signing Stockholders shall use their commercially reasonable efforts to collect from each such holder an executed Stockholder Consent Agreement as soon as possible after the date of this Agreement. Promptly upon receipt of each executed Stockholder Consent Agreement, JPI or New JPI shall deliver a copy of it to BGCP.

ARTICLE II

EXCHANGE OF SHARES

Section 2.1 Surrender and Payment.

(a) As promptly as reasonably practicable after the Effective Time, but in no event more than five Business Days following the Effective Time, BGCP will send, to each holder of record of shares of New JPI Common Stock as of the Effective Time, whose shares of New JPI Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 1.7, a letter of transmittal, substantially in the form attached as Exhibit C hereto (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to BGCP), including instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to BGCP in exchange for the Merger Consideration.

(b) Each holder of shares of New JPI Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to BGCP of a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by BGCP, will be entitled to receive in exchange therefor, as set forth in Section 1.7, (i) the number of shares of BGCP Common Stock (which shall be in non-certificated book-entry form) representing, in the aggregate, the whole number of shares of BGCP Common Stock, if any, that such holder has the right to receive and/or (ii) a check for the amount of cash that such holder has the right to receive, including cash payable in lieu of fractional shares pursuant to Section 2.5 and dividends and other distributions payable pursuant to Section 2.1(f) (less any required Tax withholding), in each case pursuant to Section 1.7 and this Article II. The Merger Consideration shall be paid as promptly as practicable after receipt by BGCP of the Certificate and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions.

(c) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of BGCP that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to BGCP any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of BGCP that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of New JPI Common Stock. From and after the Effective Time, the holders of Certificates representing shares of New JPI Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of New JPI Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to BGCP, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in Article I and this Article II.

(e) Neither BGCP, Merger Sub 1, Merger Sub 2, JPI nor New JPI shall be liable to any holder of shares of New JPI Common Stock for any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions delivered to any Governmental Entity pursuant to applicable abandoned property Laws. Any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions remaining unclaimed by holders of shares of New JPI Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of BGCP free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to shares of BGCP Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.1. Following such surrender, subject to the effect of escheat (in accordance with Section 2.1(e)), Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of BGCP Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of BGCP Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of BGCP Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of BGCP Common Stock, all shares of BGCP Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

Section 2.2 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by BGCP, the posting by such Person of a bond, in such reasonable amount, as indemnity against any claim that may be made against it with respect to such Certificate, BGCP will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of New JPI Common Stock represented by such Certificate as contemplated by this Article II.

Section 2.3 Withholding Rights. Each of BGCP and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity or Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of New JPI Common Stock in respect of which such deduction and withholding was made.

Section 2.4 Further Assurances. If after the Effective Time, New JPI or BGCP reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Combination or to carry out the purposes and intents of this Agreement after the Effective Time, then New JPI, BGCP, the Surviving Corporation, the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments and assurances and do all things reasonably necessary or desirable to consummate the Combination and to carry out the purposes and intent of this Agreement.

Section 2.5 No Fractional Shares.

(a) No certificates or scrip representing fractional shares of BGCP Common Stock shall be issued upon the surrender for exchange of Certificates (or effective affidavits of loss in lieu thereof) to BGCP, no dividends or other distributions of BGCP shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of BGCP.

(b) In lieu of such fractional share interests, BGCP shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of New JPI Common Stock formerly represented by all Certificates (or effective affidavits of loss in lieu thereof) surrendered by such holder) would otherwise be entitled by (ii) the average of the closing sale prices of BGCP Common Stock as reported on Nasdaq for the ten trading days ending upon and including the trading day immediately before the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF JPI AND NEW JPI

Except as set forth in the corresponding Sections or Subsections of a disclosure letter delivered to BGCP by New JPI prior to the execution of this Agreement (the “New JPI Disclosure Letter”) (it being agreed that disclosure of any item in any Section or Subsection of the New JPI Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), JPI and New JPI jointly and severally represent and warrant to BGCP, Merger Sub 1 and Merger Sub 2 as follows:

Section 3.1 Organization.

(a) JPI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, New JPI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and each of JPI and New JPI has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of JPI and New JPI is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a Material Adverse Effect. New JPI has delivered or made available to BGCP true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement. New JPI has delivered or made available to BGCP true, correct and complete copies of the minutes of, and resolutions approved and adopted at, all meetings of the Board of Directors of New JPI held since the time of formation of New JPI through the date of this Agreement.

(b) New JPI was formed solely for the purposes of engaging in the Transactions, has engaged in no other activities and has conducted its operations only in connection with the Transactions or as otherwise contemplated by this Agreement and the F-Reorganization Steps Plan. New JPI has no liabilities and is not a party to any agreement other than this Agreement, required in connection with the F-Reorganization Steps Plan and agreements with respect to its formation and the appointment of registered agents and similar matters.

Section 3.2 Capitalization.

(a) The authorized Securities of JPI consists of 50,000,000 shares of JPI Common Stock, and 9,208,685 shares of JPI Common Stock are issued and outstanding and options to acquire 68,000 shares of JPI Common Stock are outstanding as of the date hereof. All issued and outstanding shares of JPI Common Stock have been duly authorized, validly issued, fully paid and non-assessable and are subject to no preemptive or similar rights. Section 3.2(a) of the New JPI Disclosure Letter sets forth a true and complete list of each record and Beneficial Owner of JPI Common Stock (including options to acquire JPI Common Stock) and the number of shares of such JPI Common Stock owned by each such holder (or to which such holder has options to acquire). As of immediately prior to the Closing, there will be no issued and outstanding options.

(b) As of the date hereof, the authorized Securities of New JPI consists of 10,000,000 shares of New JPI Common Stock, par value $0.01, and 1 share of New JPI Common Stock is issued and outstanding, which will be cancelled for no consideration in connection with the F-Reorganization, and the issued and outstanding share of New JPI Common Stock has been duly authorized, validly issued, fully paid and non-assessable and is subject to no preemptive or similar rights. Section 3.2(b) of the New JPI Disclosure Letter sets forth a true and complete list of each record and Beneficial Owner of New JPI Common Stock and the number of shares of such New JPI Common Stock owned by each such holder as of the date hereof.

(c) Following consummation of the F-Reorganization and without giving effect to the exercise of any appraisal rights or dissenters’ rights in connection therewith, the authorized Securities of New JPI will consist of 10,000,000 shares of New JPI Common Stock, par value $0.01, no more than 9,276,685 shares of New JPI Common Stock will be issued and outstanding, and all issued and outstanding shares of New JPI Common Stock will have been duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights.

(d) There are no preemptive or similar rights on the part of any holder of any class of Securities of JPI or New JPI. Neither JPI nor New JPI has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of Securities of JPI or New JPI on any matter submitted to such holders of Securities. There are no other outstanding Equity Rights with respect to the Securities of JPI or New JPI. There are no outstanding contractual obligations of JPI or New JPI to repurchase, redeem or otherwise acquire any Securities of JPI or New JPI. There are no proxies, voting trusts or other agreements or understandings to which JPI or New JPI is a party or is bound with respect to the voting of the Securities of JPI or New JPI.

Section 3.3 Authorization; Board Approval; Voting Requirements.

(a) Each of JPI and New JPI has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Stockholder Consent with respect to the consummation of the F-Reorganization and the Merger, to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of either JPI or New JPI are necessary for it to authorize this Agreement or to consummate the Transactions, except for the adoption of this Agreement and the approval of the F-Reorganization and the Merger by the Stockholder Consent. This Agreement has been duly and validly executed and delivered by each of JPI and New JPI and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of each of JPI and New JPI, enforceable against each of JPI and New JPI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) After giving effect to the Closing and the consummation of the Transactions, New JPI and JPI shall be solvent, as such term is defined, applied and interpreted under applicable Law.

(c) The respective Boards of Directors of JPI and New JPI, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Transactions are advisable, fair to and in the best interests of JPI or New JPI, as applicable, and their respective stockholders, (ii) approving this Agreement and the Transactions, (iii) recommending that their respective stockholders adopt this Agreement and approve the Transactions and (iv) directing that the adoption of this Agreement and the approval of the Transactions be submitted for consideration of the respective stockholders of JPI and New JPI. None of the aforesaid actions by the respective Boards of Directors of JPI or New JPI have been amended, rescinded or modified.

(d) The affirmative consent of the holders of a majority of the outstanding shares of common stock of JPI or New JPI Common Stock, as applicable, in favor of the adoption of this Agreement is the only vote or consent of the holders of any class or series of Securities of JPI or New JPI necessary to adopt this Agreement and approve the Transactions (the “Required Consent”). The Stockholder Consent constitutes the Required Consent.

Section 3.4 Takeover Statute; No Restrictions on the Transaction. No state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute, including Section 203 of the DGCL, is applicable to the Transactions.

Section 3.5 No Violations; Consents and Approvals.

(a) The execution and delivery of this Agreement by each of JPI and New JPI does not, and the consummation by each of JPI and New JPI of the Transactions will not: (i) conflict with any provisions of the Constituent Documents of JPI or New JPI; (ii) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 3.5(b)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which JPI or New JPI, as applicable, is a party or by which JPI or New JPI or any of their respective assets or properties, in each case as applicable, may be bound; (iv) result in the creation or imposition of any Lien upon any properties or assets of JPI or New JPI; or (v) cause the suspension or revocation of any permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful conduct of JPI’s or New JPI’s businesses or ownership of their respective assets and properties, except, in the case of clauses (ii), (iii), (iv) and (v), as do not constitute a Material Adverse Effect.

(b) No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by JPI or New JPI in connection with the execution or delivery of this Agreement by each of JPI and New JPI or the consummation by JPI and New JPI of the Transactions, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (ii) the filing of the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA; (iii) any registration, filing or notification required pursuant to state securities or “blue sky” laws and (iv) any such clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain do not constitute a Material Adverse Effect.

Section 3.6 Transferred Shares. As of the date hereof, JPI is the Beneficial Owner of 46,464,240 shares of GFI Common Stock (such shares of GFI Common Stock excluding 10,866.4 shares to distributed to the other equityholder of N-Two LLC, the “Transferred Shares”), JPI (or a subsidiary thereof) has good and valid title to the Transferred Shares, and the Transferred Shares are free and clear of all Liens of any kind. Except for the Transferred Shares, JPI does not, directly or indirectly, Beneficially Own any Securities or Equity Rights of GFI or any of its Subsidiaries. Immediately prior to and at the Effective Time, New JPI will be the record and Beneficial Owner of all of the Transferred Shares, New JPI will have good and valid title to the Transferred Shares and the Transferred Shares will be free and clear of all Liens of any kind.

Section 3.7 Absence of Liabilities. Other than the JPI Note, New JPI does not have any liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise and whether or not required to be disclosed or reflected on or reserved against in a balance sheet of New JPI. New JPI does not have any employees or independent contractors.

Section 3.8 No Other Assets. Immediately prior to the Effective Time, New JPI will not own, directly or indirectly, any assets, properties or rights, including Securities or other ownership interests in any Person, other than the Transferred Shares.

Section 3.9 Litigation. (a) There is no Proceeding pending, threatened in writing, affecting, or, to the Knowledge of JPI, threatened against JPI or New JPI, or their respective properties or rights or any of their respective current or former directors, officers, employees or contractors (in their capacities as such or relating to their services or relationship to JPI or New JPI), (b) there is no Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against JPI or New JPI and (c) there is no Proceeding pending or, to the Knowledge of JPI, threatened against JPI or New JPI, which seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of any of the Transactions or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 3.10 Compliance with Laws. The business of New JPI is, and since the time of its formation, has been, conducted in compliance in all respects with all Laws and the applicable rules of any Self-Regulatory Organization. New JPI is in compliance with its Constituent Documents.

Section 3.11 Taxes.

(a) Both JPI and New JPI have (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes, which Tax Returns were true, correct and complete in all material respects, (ii) duly and timely paid in full all Taxes shown as due on such Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with U.S. generally accepted accounting principles (“GAAP”) for, all material Taxes that are due and payable by it (including estimated Tax payments), whether or not such Taxes were shown on any Tax Return or asserted by the relevant Governmental Entity or Taxing Authority, (iv) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of JPI and New JPI through the date of this Agreement and (v) complied in all material respects with all Laws applicable to the withholding and payment over of material Taxes and has timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the respective proper Governmental Entities or Taxing Authorities all material amounts required to be so withheld and paid over.

(b) There (i) is no deficiency, Proceeding or request for information now pending, outstanding or threatened against or with respect to JPI or New JPI in respect of any material Taxes or material Tax Returns and (ii) are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between JPI or New JPI and any authority responsible for such Taxes or Tax Returns.

(c) No deficiency for any Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against JPI or New JPI (or, to the Knowledge of JPI, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(d) There are no tax sharing agreements, tax indemnity agreements or other similar agreements with respect to or involving JPI or New JPI.

(e) Neither JPI nor New JPI has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign Law, or has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise.

(f) There are no material adjustments under Section 481 of the Code (or similar or analogous provision of state, local or foreign law) for income tax purposes applicable to or required to be made by JPI or New JPI as a result of changes in methods of accounting or other events occurring on or before the date hereof.

(g) Neither JPI nor New JPI will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) cancellation or indebtedness income deferred pursuant to Section 108(i) of the Code, or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(h) There are no Liens for Taxes upon any property or assets of JPI or New JPI.

(i) Neither JPI nor New JPI has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither JPI nor New JPI has waived any statute of limitations in respect of Taxes or agreed to any extension of time with regard to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(k) Neither JPI nor New JPI has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(l) Neither JPI nor New JPI is a foreign person within the meaning of Treasury Regulation Section 1.1445-2. Neither JPI nor New JPI is, and neither JPI nor New JPI has been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) Neither JPI nor New JPI has taken or failed to take any action, nor to the Knowledge of JPI are there any facts or circumstances, that would prevent the Combination from constituting a tax-free reorganization described in Section 368(a) and related provisions of the Code.

(n) There has been no position taken by JPI or New JPI that, if raised by any Governmental Entity, could reasonably be expected to result in a material Tax liability of JPI or New JPI.

(o) Each of JPI and New JPI has validly elected to be an “S corporation” within the meaning of Sections 1361 and 1362 of the Code for all taxable periods since its formation, and has maintained its status as an “S corporation” at all times since such formation. Each of JPI and New JPI has also validly elected to be an “S corporation” in all state and local jurisdictions which recognize such status and in which JPI or New JPI, as applicable, would, absent such an election, be subject to corporate income Tax, and has maintained its status as an “S corporation” in each such jurisdiction at all times since the date of such election. No facts or circumstances exist, or have existed, which would cause, or would have caused, the status of JPI or New JPI as an “S corporation” under federal, state or local Law to be subject to termination or revocation.

(p) Neither JPI nor New JPI has in the past ten years acquired assets from another corporation in a transaction in which JPI’s or New JPI’s Tax basis in the acquired assets was determined by reference (in whole or in part) to the Tax basis of the acquired assets (or any other property) in the hands of the transferor where such transferor was a C corporation as defined under Section 1361 of the Code or (ii) acquired the stock of any corporation which is a “qualified subchapter S subsidiary” (within the meaning of Section 1361(b)(3)(B) of the Code).

(q) JPI and New JPI have delivered or made available to BGCP true and correct copies of all federal, state, local, and foreign income Tax Returns relating to JPI or New JPI (and amended Tax Returns, revenue agents’ reports, and other notices from the Internal Revenue Service or other taxing authorities) for each of the preceding three taxable years.

Section 3.12 Accredited Investors. Each stockholder of JPI is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 3.13 Information Statement. None of the information supplied or to be supplied by JPI, New JPI or any Signing Stockholder for inclusion or incorporation by reference in the Information Statement (the “Information Statement”) to be provided to the holders of New JPI Common Stock other than the Signing Stockholders in connection with the issuance of shares of BGCP Common Stock in the Merger will, at the time the Information Statement is provided to such holders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by JPI, New JPI or the Signing Stockholders with respect to statements made or incorporated by reference in the foregoing documents based on information supplied by BGCP, Merger Sub 1, Merger Sub 2 or any of their respective representatives for inclusion or incorporation by reference in the Information Statement.

Section 3.14 Brokers . No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party in connection with the Transactions based upon arrangements made by or on behalf of JPI, New JPI or any of their respective stockholders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE SIGNING STOCKHOLDERS

Each Signing Stockholder represents and warrants, severally and not jointly, to BGCP, Merger Sub 1 and Merger Sub 2 as follows:

Section 4.1 Authorization. Such Signing Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by such Signing Stockholder and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of such Signing Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.2 No Violations; Consents and Approvals.

(a) The execution and delivery of this Agreement by such Signing Stockholder does not, and the consummation by such Signing Stockholder of the Transactions will not: (i) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 4.2(b)); (ii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which such Signing Stockholder is a party or by which such Signing Stockholder or any of its assets or properties may be bound; (iii) result in the creation or imposition of any Lien upon any properties or assets of such Signing Stockholder or (iv) cause the suspension or revocation of any permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful ownership of such Signing Stockholder’s assets and properties, except in each case as would not reasonably be expected to prevent or materially impair or delay the ability of such Signing Stockholder to perform its obligations under this Agreement or to consummate the Transactions.

(b) No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by such Signing Stockholder in connection with the execution or delivery of this Agreement by such Signing Stockholder or the consummation by such Signing Stockholder of the Transactions.

Section 4.3 Investment in BGCP Common Stock.

(a) Such Signing Stockholder: (i) is receiving the BGCP Common Stock in the Merger for investment purposes only for its own account and not with any view toward a distribution thereof; (ii) has no contract, undertaking, agreement or arrangement with any Person to transfer to such Person or any other Person such BGCP Common Stock received in the Merger; and (iii) has no present plans or intention to enter into any such contract, undertaking, agreement or arrangement with respect to any of the foregoing.

(b) Such Signing Stockholder, in making its investment in the BGCP Common Stock: (i) has relied solely upon its own investigation and the express representations and warranties of BGCP, Merger Sub 1 and Merger Sub 2 set forth in Article V (and none of BGCP, Merger Sub 1 nor Merger Sub 2, nor any of their respective representatives, has made, and such Signing Stockholder disclaims the existence of or its reliance on, any other representation or warranty, express or implied, regarding the Transactions); (ii) has considered and evaluated the risks and merits of investing in the BGCP Common Stock, and has determined that the BGCP Common Stock is a suitable investment for it; (iii) can bear the economic risk of its investment in the BGCP Common Stock and can afford a complete loss of its entire investment in the BGCP Common Stock; and (iv) is knowledgeable and experienced in evaluating investments and experienced in financial and business matters, and is capable of considering and evaluating the merits and risks of investing in the BGCP Common Stock.

Section 4.4 Tax Matters. Such Signing Stockholder is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder. Such Signing Stockholder is a person eligible to own the stock of an S corporation under Section 1361 of the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BGCP,

MERGER SUB 1 AND MERGER SUB 2

Except as set forth in the corresponding sections or subsections of a disclosure letter delivered to JPI prior to the execution of this Agreement (the “BGCP Disclosure Letter”) (it being agreed that disclosure of any item in any Section or Subsection of the BGCP Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on the face of such disclosure) BGCP, Merger Sub 1 and Merger Sub 2 jointly and severally represent and warrant to JPI, New JPI and the Signing Stockholders as follows:

Section 5.1 Organization. BGCP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, Merger Sub 1 is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and Merger Sub 2 is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and each of BGCP, Merger Sub 1 and Merger Sub 2 has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of BGCP, Merger Sub 1 and Merger Sub 2 is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a BGCP Material Adverse Effect.

Section 5.2 BGCP Common Stock. All shares of BGCP Common Stock to be issued in connection with the Merger will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive or similar rights. Between February 19, 2015 and the date of this Agreement, there has not occurred any reclassification, recapitalization, stock split or combination, or readjustment of shares, or any stock dividend on the BGCP Common Stock and no such action has been authorized during such period that has not yet occurred.

Section 5.3 Authorization; Board Approval; Voting Requirements. Each of BGCP, Merger Sub 1 and Merger Sub 2 has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, actions and, subject to receipt of the adoption of this Agreement by BGCP as the sole stockholder of Merger Sub 1 and as the sole member of Merger Sub 2 (which will be effected by BGCP prior to the Effective Time), no other corporate or limited liability company, as applicable, proceedings on the part of either BGCP, Merger Sub 1 or Merger Sub 2 are necessary for BGCP, Merger Sub 1 and Merger Sub 2 to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of BGCP, Merger Sub 1 and Merger Sub 2 and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of each of BGCP, Merger Sub 1 and Merger Sub 2, enforceable against each of BGCP, Merger Sub 1 and Merger Sub 2 in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.4 No Violations; Consents and Approvals.

(a) The execution and delivery of this Agreement by each of BGCP, Merger Sub 1 and Merger Sub 2 does not and the consummation by each of BGCP, Merger Sub 1 and Merger Sub 2 of the Transactions will not: (i) conflict with any provisions of the BGCP, Merger Sub 1 or Merger Sub 2 Constituent Documents; (ii) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 5.4(b)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which BGCP, Merger Sub 1 or Merger Sub 2 is a party or by which BGCP, Merger Sub 1, Merger Sub 2 or any of their respective assets or properties may be bound; (iv) result in the creation or imposition of any Lien upon any properties or assets of BGCP or any BGCP Subsidiary or (v) cause the suspension or revocation of any permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful conduct of BGCP’s businesses or ownership of its assets and properties, except, in the case of clauses (ii), (iii), (iv) and (v), as do not constitute a BGCP Material Adverse Effect.

(b) Except as set forth in Section 5.4(b) of the BGCP Disclosure Letter, no clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by BGCP, Merger Sub 1 or Merger Sub 2 in connection with the execution or delivery of this Agreement by each of BGCP, Merger Sub 1 and Merger Sub 2 or the consummation by each of BGCP, Merger Sub 1 and Merger Sub 2 of the Transactions, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (ii) the filing of the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA; (iii) any registration, filing or notification required pursuant to state securities or “blue sky” laws and (iv) any such clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain does not constitute a BGCP Material Adverse Effect.

Section 5.5 Litigation. As of the date hereof, there is no Proceeding pending or, to the Knowledge of BGCP, threatened against BGCP or any BGCP Subsidiary, which would reasonably be expected to restrain, enjoin or delay the consummation of any of the Transactions, and no injunction of any type has been entered or issued.

Section 5.6 Information Statement. None of the information supplied or to be supplied by BGCP, Merger Sub 1 or Merger Sub 2 for inclusion or incorporation by reference in the Information Statement will, at the time the Information Statement is provided to such holders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by BGCP, Merger Sub 1, Merger Sub 2 with respect to statements made or incorporated by reference in the foregoing documents based on information supplied by JPI, New JPI, the Signing Stockholders or any of their respective representatives for inclusion or incorporation by reference in the Information Statement.

Section 5.7 Knowledge of Breaches. As of the date hereof, neither Howard W. Lutnick nor Stephen M. Merkel is, to his actual knowledge, aware of any action by either Mr. Gooch or Mr. Heffron that would constitute a breach of the matters set forth in clauses (i) through (v) and clause (vii) of Section 9.2(d).

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1 Covenants of New JPI. From the date of this Agreement until the Effective Time, unless BGCP shall otherwise consent in writing (which consent, solely with respect to JPI, may not be unreasonably withheld) or except as set forth in Section 6.1 of the New JPI Disclosure Letter or otherwise expressly provided for in this Agreement, required in connection with the Transactions or as may be required by applicable Law, neither JPI nor New JPI, nor any of their respective Subsidiaries, shall, directly or indirectly:

(a) amend or modify any of its Constituent Documents;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, (ii) split, subdivide, consolidate, combine or reclassify any of its Securities or issue or allot, or propose or authorize the issuance or allotment of, any other Securities or Equity Rights in respect of, in lieu of, or in substitution for, any of its Securities or (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights;

(c) issue, allot, sell, grant, pledge or otherwise encumber any Securities or Equity Rights;

(d) merge or consolidate with any Person, participate in or undertake a scheme of arrangement under the United Kingdom Companies Act 2006 or acquire the assets or Securities of any other Person;

(e) sell, lease, license, subject to a Lien, encumber or otherwise surrender, relinquish or dispose of any assets, property or rights including the Transferred Shares;

(f) (i) make any loans, advances or capital contributions to, or investments in, any other Person or (ii) create, incur, guarantee or assume any liabilities;

(g) settle or compromise any Proceeding or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any Proceeding;

(h) (i) make, revoke or amend any election relating to Taxes, (ii) settle or compromise any Proceeding relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, (iv) enter into a written and legally binding agreement with a Taxing Authority relating to Taxes or (v) change any of its methods, policies or practices of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income Tax Returns for the taxable year ended December 31, 2014;

(i) take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 6.1) that would prevent the Combination from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

(j) change any method of accounting or accounting principles or practices, except for any such change required by a change in GAAP or by a Governmental Entity;

(k) adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization, scheme of arrangement under the United Kingdom Companies Act 2006, or other reorganization;

(l) conduct any other activities or operations other than as necessary to consummate the Transactions; or

(m) agree or commit to do any of the foregoing.

Section 6.2 Covenants of the Signing Stockholders. Except pursuant to the F-Reorganization Steps Plan with respect to the shares of JPI Common Stock, from the date of this Agreement until the Effective Time, no Signing Stockholder shall, directly or indirectly, sell, transfer, assign, subject to a Lien, encumber or otherwise surrender, relinquish, or dispose of any shares of JPI Common Stock or New JPI Common Stock. Any such direct or indirect sale, transfer, assignment, Lien, encumbrance or other surrender shall be null and void.

ARTICLE VII

COVENANTS RELATING TO TAX MATTERS

Section 7.1 Preparation and Filing of Tax Returns; Payment and Proration of Taxes.

(a) Signing Stockholders shall cause JPI to prepare and timely file all Tax Returns for JPI and New JPI that are due on or before the Closing Date (taking into account any applicable extensions). Such Tax Returns shall be prepared in a manner consistent with the prior practice of JPI. At least forty-five (45) calendar days prior to the filing of each such Tax Return, Signing Stockholders shall cause JPI to provide copies of such Tax Return to BGCP for its review and comment, and JPI shall, and Signing Stockholders shall cause JPI to, consider in good faith any comments provided by BGCP to JPI within ten (10) days after JPI has provided such Tax Return to BGCP.

(b) Signing Stockholders shall cause JPI to prepare or cause to be prepared and shall timely file or cause to be timely filed all income Tax Returns not described in Section 1.1, including, without limitation, an IRS Form 1120S for JPI’s short taxable year that ends on the Closing Date and any related IRS Form K-1 (and any analogous Tax Returns required by state or local Law). JPI shall use the interim closing of the books method for the preparation of such return, and any items of income, gain, loss, deduction, or credit recognized by JPI or New JPI in connection with the F-Reorganization and the distribution of shares of JPI Holdings by New JPI shall be reflected in such Tax Return. At least forty-five (45) days prior to the due date (taking into account any applicable extensions) for each Tax Return to be prepared by JPI with respect to any Straddle Period, JPI shall provide copies of such Tax Returns to BGCP for BGCP’s review and comment, and JPI shall consider in good faith any comments provided by BGCP to JPI within ten (10) days after JPI has provided such Tax Return to BGCP.

(c) Neither JPI nor New JPI shall file any amended Tax Return of JPI or New JPI for any year or period ended prior to or on the Closing Date, except as required by Law. BGCP shall not file a Section 338(h)(10) election with respect to the transactions contemplated by this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Information Statement; Registration Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, BGCP and New JPI shall prepare the Information Statement in accordance with the laws of the State of Delaware. New JPI will cause the Information Statement to be mailed to New JPI’s stockholders as soon as reasonably practicable following its completion.

(b) On or prior to the Closing Date, BGCP shall file or amend an existing, “automatic shelf registration statement” as defined in Rule 405 under the Securities Act or a prospectus supplement to an existing registration statement (such registration statement or prospectus supplement, the “Registration Statement”). The Registration Statement shall include information with respect to each Holder which shall have provided such information to BGCP and shall provide for the resale from time to time, and pursuant to any method or combination of methods legally available (excluding underwritten offerings and as otherwise set forth in the plan of distribution in such Registration Statement), by Holders of any and all Registrable Shares. BGCP shall use its reasonable best efforts to keep any Registration Statement effective until the earlier of (i) one year from the date of effectiveness or (ii) such time as there are no Registrable Shares remaining.

(c) No later than three (3) Business Days following the Closing Date, BGCP agrees that it will deliver, or cause to be delivered, to and maintain, or caused to be maintained, with its transfer agent, for so long as there are Registrable Shares remaining, a customary opinion of counsel reasonably satisfactory to the transfer agent to the effect that upon the delivery by a Holder of Registrable Shares or the broker for such Holder of (i) a notice to the transfer agent and BGCP that an order to sell such Registrable Shares has been given under the Registration Statement in accordance with the plan of distribution set forth therein and (ii) such other customary documentation as the transfer agent may reasonably require, the transfer agent may remove the restrictive legend (or the equivalent if such shares are held in book-entry form) set forth in Section 8.12 from any certificate (or book-entry notation) representing such Registrable Shares; provided, however, that BGCP shall have no obligation to maintain, or cause to be maintained, such opinion during any period in which (A) the Registration Statement becomes subject to a stop order by the SEC, (B) a blackout period shall be in effect (the lack of obligation to maintain, or cause to be maintained such opinion shall be solely with respect to Holders who are subject to such blackout restriction by virtue of their employment with BGCP or any of its subsidiaries), or (C) BGCP reasonably determines in good faith that all of its then-effective registration statements (including the Registration Statement) shall otherwise not be available for the distribution of securities (including the Registrable Shares) thereunder on the advice of counsel due to the existence of material non-public information with respect to BGCP that has not been (and is not required under applicable Law to be) disseminated to the public due to a bona fide business purpose and which renders such registration statements (including the Registration Statement) unable under applicable Law to be used for the distribution of securities (including the Registrable Shares) thereunder until such information ceases to be material non-public information (and which may occur no more than four (4) instances, or for more than an aggregate of ninety (90) days, in each case, during any twelve (12)-month period); provided, further, that BGCP agrees to reissue and deliver, or cause the reissuance and delivery of, such opinion promptly after the conditions leading to such unavailability of the Registration Statement shall have ended.

(d) From and after the twelve (12) month anniversary of the Effective Time or at any other time as shares of BGCP Common Stock issued as Merger Consideration are no longer required to bear a restrictive legend (or the equivalent if such shares are held in book entry-form) (including, without limitation, pursuant to Rule 144 under the Securities Act), BGCP agrees that, no later than three (3) Business Days after a request therefor by a Holder, BGCP will deliver to its transfer agent an instruction letter to the effect that the transfer agent shall, (i) in the case of Holders holding certificated shares of BGCP Common Stock issued as Merger Consideration, upon delivery by a Holder of a certificate (in the case of a transfer, in the proper form for transfer) representing such shares bearing the restrictive legend set forth in Section 8.12, deliver or cause to be delivered to such Holder (or the applicable transferees) certificates representing such shares that is free from all restrictive and other legends and (ii) in the case of Holders holding shares of BGCP Common Stock issued as Merger Consideration held in book-entry form, deliver or cause to be delivered to all such Holders of all such shares evidence of book-entry notations for such shares free from all restrictive and other legends.

(e) Upon (i) request of a Holder to supplement the prospectus related to the Registration Statement to include additional selling stockholders in order to allow such additional selling stockholders to transfer the Registrable Shares pursuant to the plan of distribution set forth in the Registration Statement and (ii) provision by such Holder and additional selling stockholders to BGCP of information required to file such supplement, BGCP will, to the extent required by applicable Law, reasonably promptly following such request, file a prospectus supplement reflecting the additional information relating to the additional selling stockholders; provided, however, that in no event shall BGCP be obligated to file more than one such amendment in any one-month period.

Section 8.2 Stockholder Consent. JPI, New JPI and the Signing Stockholders shall deliver to BGCP the Stockholder Consent constituting the Required Consent no later than one (1) Business Day following the date of this Agreement.

Section 8.3 Consents and Approvals; F-Reorganization.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary and appropriate to consummate the Transactions, including obtaining the approvals set forth in Section 9.1(d) of the BGCP Disclosure Letter.

(b) JPI, New JPI and the Signing Stockholders shall take all steps necessary to complete the F-Reorganization prior to the Closing. All definitive documentation to implement the F-Reorganization shall be subject to BGCP’s reasonable prior review and written approval.

Section 8.4 Fees and Expenses. Whether or not the Combination is consummated, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including all other matters related to the Transactions.

Section 8.5 Public Announcements. None of JPI, New JPI or the Signing Stockholders shall make any public statements or communications or disclosures with respect to the Transactions without the written consent of BGCP.

Section 8.6 Notice of Certain Events. Each of BGCP, JPI and New JPI shall promptly notify the other Parties after receiving or becoming aware of (a) any written notice from any Person alleging that the consent of that Person is or may be required in connection with the Transactions, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to (i) prevent or materially delay the consummation of the Transactions or (ii) result in the failure of any condition to the Closing set forth in Article IX to be satisfied, or (c) any Proceeding commenced or, to its Knowledge, threatened against, relating to or otherwise involving BGCP or any of the BGCP Subsidiaries or JPI or New JPI, as the case may be, that relates to the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 8.6 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 8.7 Listing of Shares of BGCP Common Stock. BGCP shall use its reasonable best efforts to cause the shares of BGCP Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 8.8 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the Transactions, the Parties shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the Transactions.

Section 8.9 Stockholder or Member Litigation. Each of JPI and New JPI shall promptly advise BGCP orally and in writing of any litigation brought by any of their stockholders against JPI or New JPI and/or its directors relating to this Agreement and/or the Transactions, and shall keep BGCP reasonably informed regarding any such litigation. Each of JPI and New JPI shall give BGCP the opportunity to consult with JPI and New JPI regarding the defense or settlement of any such litigation and shall not settle any such litigation without the prior written consent of BGCP.

Section 8.10 Tax Matters. Each of JPI and New JPI will duly and timely file with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes in any jurisdiction for which JPI or New JPI is required by a Governmental Entity to file such Tax Returns, including, but not limited to, those Tax Returns required to be filed in respect of all material Taxes not yet due and payable with respect to the results of operations of JPI or New JPI, whether or not such Taxes are asserted by the relevant Governmental Entity or Taxing Authority, and such Tax Returns will be true, correct and complete in all material respects.

Section 8.11 Indemnity.

(a) Subject to Section 8.11(b) of this Agreement, from and after the Closing, the Signing Stockholders shall (i) indemnify, jointly and severally, BGCP and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any and all losses, claims, damages or liabilities suffered or incurred by any of the Indemnified Parties arising from (A) any breach or inaccuracy of any representation or warranty set forth in Article III or (B) any breach or non-compliance by JPI or New JPI with any of its covenants or agreements set forth in this Agreement and (ii) indemnify, severally and not jointly, the Indemnified Parties against any and all losses, claims, damages or liabilities suffered or incurred by any of the Indemnified Parties arising from (A) any breach or inaccuracy of any representation or warranty made by such Signing Stockholder set forth in Article IV or (B) any breach or non-compliance by such Signing Stockholder with any of covenants or agreements set forth in this Agreement.

(b) The representations and warranties set forth in Article III and Article IV of this Agreement, and the right to assert a claim for indemnification with respect thereto pursuant to Section 8.11(a), shall survive the Closing until the eighteen (18) month anniversary of the Closing Date and shall thereafter be of no further force or effect; provided, that the representations and warranties set forth in New JPI Identified Representations, the covenants and agreements of JPI, New JPI and the Signing Stockholders, and the right to assert a claim for indemnification with respect thereto pursuant to Section 8.11(a), shall survive the Closing until the expiration of the applicable statute of limitations.

(c) Each Indemnified Party shall give notice as promptly as reasonably practicable to each indemnifying party of any Proceeding commenced against it in respect of which indemnity may be sought under this Section 8.11, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability except to the extent the indemnifying party is materially prejudiced thereby. In case any such action shall be brought against any Indemnified Party. No indemnifying party shall, without the prior written consent of the Indemnified Parties, settle or compromise or consent to the entry of any judgment with respect to any Proceeding, commenced or threatened, or any claim whatsoever in respect of which indemnification is sought under this Section 8.11 (whether or not the Indemnified Parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnified Party from all liability arising out of such Proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

(d) If the indemnification provided for in this Section 8.11 from the indemnifying party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages or liabilities referred to in this Section 8.11, the indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.

(e) In no event shall any Signing Stockholder be liable to any Indemnified Party pursuant to this Section 8.11 for any speculative, exemplary, punitive damages or other damages that are not reasonably foreseeable, except, to the extent payable in a third-party claim.

(f) Except in connection with the representations and warranties set forth of in Section 3.6 and Section 3.7 and the covenants and agreements of JPI, New JPI and the Signing Stockholders, in no event shall any Signing Stockholder be liable to any Indemnified Party pursuant to this Section 8.11 in an aggregate amount in excess of the aggregate amount of the Merger Consideration received by such Signing Stockholder in the Merger valued at the closing price of BGCP Common Stock on the trading day prior to the Effective Time.

Section 8.12 Legends. Any certificates (or the equivalent if such shares are held in book-entry form) for the shares of BGCP Common Stock issued as Merger Consideration shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

Section 8.13 GFI Merger. BGCP and its affiliates agree to use their reasonable best efforts to consummate the GFI Merger as soon as reasonably practicable after the Merger.

Section 8.14 Resignations. Mr. Gooch and Mr. Heffron shall have each irrevocably tendered his resignation from the Board of Directors of GFI, effective upon the completion of the Combination and the payment in full of the consideration to be paid to the stockholders of JPI pursuant to the Combination.

ARTICLE IX

CONDITIONS PRECEDENT

Section 9.1 Conditions to Each Party’s Obligation to Effect the Combination. The respective obligations of each Party to effect the Combination are subject to the satisfaction or, to the extent permitted by applicable Law and the terms hereof, waiver, on or prior to the Closing Date, of the following conditions:

(a) Stockholder Approval. JPI and New JPI shall have obtained the Stockholder Consent.

(b) Stock Exchange Listing. The shares of BGCP Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(c) No Injunctions or Restraints; Illegality. No Laws shall have been adopted or promulgated after the date of this Agreement, and no temporary restraining order, preliminary or permanent injunction or other Order shall have been issued and remain in effect, by a Governmental Entity or Self-Regulatory Organization of competent jurisdiction having the effect of making the Combination illegal or otherwise prohibiting consummation of the Combination (collectively, “Restraints”) unless such Restraint is vacated, terminated or withdrawn; provided that prior to asserting this condition, the Party asserting this condition shall have used its reasonable best efforts to prevent the entry of such Restraint and to appeal as promptly as possible any judgment that may be entered.

(d) Additional Regulatory Consents. The approvals set forth in Section 9.1(d) of the BGCP Disclosure Letter shall have been obtained and remain in effect.

Section 9.2 Conditions to Obligations of BGCP, Merger Sub 1 and Merger Sub 2. The obligations of BGCP, Merger Sub 1 and Merger Sub 2 to effect the Combination are subject to the satisfaction, or waiver by BGCP, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of JPI, New JPI and the Signing Stockholders set forth in this Agreement, (i) other than the New JPI Identified Representations, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made do not constitute a Material Adverse Effect, and (ii) with respect to the New JPI Identified Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date). BGCP shall have received a certificate of each Signing Stockholder and of the chief executive officer or the chief financial officer of each of JPI and New JPI to such effect.

(b) Performance of Obligations of JPI, New JPI and the Signing Stockholders. Each of JPI, New JPI and the Signing Stockholders shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date, and BGCP shall have received a certificate of each Signing Stockholder and of an executive officer of each of JPI and New JPI to such effect.

(c) Other Transactions. The F-Reorganization shall have been completed.

(d) Additional Certifications. BGCP shall have received a certificate from each of Messrs. Gooch and Heffron, dated as of the Closing Date, certifying that:

(i) neither Mr. Gooch nor Mr. Heffron, as applicable, has taken any action that would constitute a breach of any of the conditions, obligations or covenants set forth in Annex A of the Tender Offer Agreement, assuming each of such conditions, obligations and covenants applied to him at all times as of and after the Offer Closing (as defined in the Tender Offer Agreement);

(ii) neither Mr. Gooch nor Mr. Heffron, as applicable, has taken any action that would constitute a breach of any of the conditions, obligations or covenants set forth in Annex D of the Tender Offer Agreement;

(iii) neither Mr. Gooch nor Mr. Heffron, as applicable, has taken any action that would constitute a breach of any of the conditions, obligations or covenants set forth in the Non-Compete Agreements set forth in Annex C of the Tender Offer Agreement;

(iv) neither Mr. Gooch nor Mr. Heffron, as applicable, has Transferred (as defined in the Tender Offer Agreement) or agreed to Transfer (as defined in the Tender Offer Agreement) any shares of BGCP Common Stock;

(v) at any election of directors after the date of the Tender Offer Agreement and prior to the Closing Date, all shares of GFI Common Stock held or owned directly or indirectly by JPI has been voted in a favor of each nominee for election to the Board of Directors of GFI and all other proposals submitted to the GFI stockholders that the Board of Directors of GFI recommends that GFI stockholders vote “FOR” to the extent such other votes are permitted under the Support Agreement (as defined in the Tender Offer Agreement);

(vi) Mr. Gooch or Mr. Heffron, as applicable, has irrevocably tendered his resignation required pursuant to Section 8.14; and

(vii) neither Mr. Gooch nor Mr. Heffron, as applicable, has taken any action that would constitute a breach of any of the conditions, obligations or covenants set forth in the Memorandum of Understanding, dated as of August 24, 2015, by and among Mr. Gooch, Mr. Heffron, CME Group Inc. and the other parties thereto or in the letter agreement, dated as of August 24, 2015, by and among Mr. Gooch, Mr. Heffron, JPI, GFI, BGCP and BGC Partners, L.P.

(e) Appraisal Rights. The time period for exercising appraisal rights or dissenters’ rights in connection with the F-Reorganization and this Agreement shall have each expired, and (i) holders of not more than 10% of the issued and outstanding shares of New JPI Common Stock shall have demanded (and not withdrawn) appraisal of their shares in accordance with the DGCL or other applicable Law in connection therewith and (ii) Holders of not more than 10% of the issued and outstanding shares of JPI Common Stock shall have demanded (and not withdrawn) appraisal of their shares in accordance with the New York Business Corporation Law or other applicable Law in connection therewith.

(f) Section 1445 Certificate. BGCP shall have received a statement duly completed and executed by New JPI pursuant to Treasury Regulation Section 1.1445-2(b)(2)(vi) dated as of the Closing Date meeting the requirements of Treasury Regulations Section 1.445-2(c)(3) and Treasury Regulations Section 1.897-2(h), in form and substance reasonably satisfactory to BGCP, certifying that New JPI is not a “foreign person” within the meaning of Section 1445 of the Code as described in Section 1445 of the Code.

(g) Balance Sheet Statement. BGCP shall have received a true and accurate statement of the balance sheet of New JPI, which copy shall have been certified by an executive officer of New JPI, demonstrating that (i) other than the JPI Note, New JPI has no liabilities, obligations or commitments, whether accrued or not accrued, known or unknown, contingent or otherwise and (ii) New JPI does not own, directly or indirectly, any assets, properties or rights, including Securities or other ownership interests in any Person, other than the Transferred Shares.

(h) Termination of Support Agreement. The termination by CME Group, Inc. of the tail period under Article V of the Support Agreement (as defined in the Tender Offer Agreement) shall continue to be in full force and effect and no Proceeding challenging such termination shall be pending or threatened by any Person (other than a party to this Agreement or its Affiliates).

Section 9.3 Conditions to Obligations of New JPI. The obligations of New JPI to effect the Combination are subject to the satisfaction, or waiver by New JPI, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of BGCP, Merger Sub 1 and Merger Sub 2 set forth in this Agreement, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or BGCP Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except, with respect to the representations and warranties in Sections 5.1 through 5.6 only, where the failure of such representations and warranties to be true and correct as so made do not constitute a BGCP Material Adverse Effect. New JPI shall have received a certificate of an executive officer of BGCP to such effect.

(b) Performance of Obligations of BGCP, Merger Sub 1 and Merger Sub 2. Each of BGCP, Merger Sub 1 and Merger Sub 2 shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date and New JPI shall have received a certificate of an executive officer of BGCP to such effect.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Combination may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Consent:

(a) by mutual written consent of BGCP and New JPI;

(b) by either BGCP or New JPI, if:

(i) Termination Date. The Combination shall not have been consummated by the Outside Date; or

(ii) Restraint. Any Restraint (other than a temporary restraining order, preliminary injunction or similar non-permanent Order) having any of the effects set forth in Section 9.1(c) shall be in effect and shall have become final and non-appealable;

provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any such condition;

(c) by BGCP, if:

(i) Breach by JPI, New JPI or the Signing Stockholders. JPI, New JPI or the Signing Stockholders shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by JPI, New JPI or the JPI Signing Stockholders prior to the Outside Date or is not cured by the earlier of (x) 30 days following written notice to New JPI by BGCP of such breach or (y) the Outside Date and (B) would result in the failure of any condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied; provided that BGCP, Merger Sub 1 or Merger Sub 2 is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of any condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied; or

(d) by New JPI, if:

(i) Breach by BGCP. BGCP, Merger Sub 1 or Merger Sub 2 shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by BGCP, Merger Sub 1 or Merger Sub 2 prior to the Outside Date or is not cured by the earlier of (x) 30 days following written notice to BGCP, Merger Sub 1 or Merger Sub 2 by New JPI of such breach or (y) the Outside Date and (B) would result in the failure of any condition set forth in Section 9.3(a) or Section 9.3(b); provided that JPI or New JPI is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of any condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied.

Section 10.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 10.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party with respect thereto, except for the provisions of this Section 10.2 and Article XI, each of which shall remain in full force and effect; provided, however, that no Party shall be relieved or released from any liability or damages arising from a breach of any provision of this Agreement.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Survival of Representations, Warranties and Agreements. Except for this Article XI and as set forth in Section 8.11 and those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, none of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time. From and after the Effective Time, each of JPI and each Signing Stockholder waives, and shall have no right of, any contribution from New JPI.

Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery if delivered personally, by email (which is confirmed), or sent by a nationally recognized overnight courier service (providing proof of delivery). All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to BGCP, Merger Sub 1 or Merger Sub 2, to:

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

Attention: Stephen M. Merkel, Esq., General Counsel

Email:       smerkel@bgcpartners.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10023

Attention: David K. Lam, Esq.

Email:       dklam@wlrk.com

If to JPI or New JPI, to:

c/o Jersey Partners Inc.

490 Atlantic Avenue, No. 225

East Rockaway, NY 11518

Attention: Robert Crossan

Email:       robert.crossan@jerseypartnersinc.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Jeffrey R. Poss, Esq.

Email:       jposs@willkie.com

If to a Signing Stockholder, to the respective address set forth in Exhibit A hereto.

Section 11.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings (including headings contained in parentheticals to Section and Article references) contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 11.4 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically, including in portable document format (“.pdf”), shall be accepted as originals for all purposes of this Agreement.

Section 11.5 Entire Agreement; Third Party Beneficiaries.

(a) This Agreement (including the Exhibits and the Parties’ disclosure letters hereto) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(b) This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.9 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 11.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 11.8 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of JPI or New JPI, but, after such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 11.9 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or, except as provided in Section 9.1(a), conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 11.10 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the federal courts of the United States of America located in the State of Delaware in respect of all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(b).

Section 11.11 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

* * * * *

IN WITNESS WHEREOF, BGCP, Merger Sub 1, Merger Sub 2, JPI, New JPI and the Signing Stockholders have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BGC PARTNERS, INC.

By:	/s/ Stephen M. Merkel
Name: Stephen M. Merkel
Title: Executive Vice President, General Counsel and Secretary

JPI MERGER SUB 1, INC.

By:	/s/ Stephen M. Merkel
Name: Stephen M. Merkel
Title: President and General Counsel

JPI MERGER SUB 2, LLC

By:	/s/ Stephen M. Merkel
Name: Stephen M. Merkel
Title: President and General Counsel

JERSEY PARTNERS INC.

By:	/s/ Michael Gooch
Name: Michael Gooch
Title: President

NEW JP INC.

By:	/s/ Michael Gooch
Name: Michael Gooch
Title: President

/s/ Michael Gooch
Name: Michael Gooch

/s/ Colin Heffron
Name: Colin Heffron

[Agreement and Plan of Merger — JPI]

Exhibit A

Signing Stockholder Notice Addresses

To:

c/o Jersey Partners Inc.

490 Atlantic Avenue, No. 225

East Rockaway, NY 11518

Attention: Robert Crossan

Email: robert.crossan@jerseypartnersinc.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Jeffrey R. Poss, Esq.

Email: jposs@willkie.com